Exhibit 10.11

SUBSCRIPTION AGREEMENT

THIS SUBSCRIPTION AGREEMENT (this “Agreement”), is made as of June 22, 2020 (“Date of Signing”), by and between Nanomedic Technologies Ltd., a company organized under the laws of the State of Israel (the “Company”) and the investors listed on Exhibit A attached hereto (the “Investor(s)” and together with the Company, the “Parties” ).

WHEREAS	The Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company to raise from the Investors an amount of up to US$ 2,193,294 (the “Investment Amount”), through the issuance of Preferred Al Shares, with no par value (the “Preferred Al Shares”) at a price per share of US$2.43 (the “PPS”); and

WHEREAS	the Investors wish to invest the Investment Amount in the Company, pursuant to the terms and conditions detailed in this Agreement;

NOW THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, and intending to be legally bound hereby, the Parties agree as follows:

1. THE TRANSACTION

1.1.	Sale and Issuance of Preferred Al Shares to the Investor

Subject to the terms and conditions of this Agreement, at the Closing (defined below), the Company shall sell and issue to the Investors, and the Investors shall purchase from the Company, up to an aggregate of 902,590 Preferred Al Shares (the “Purchased Shares”), at the PPS, to be allocated to each Investor as set forth in Exhibit A. A capitalization table depicting the fully diluted holdings immediately following the investment of the Investment Amount is attached hereto as Exhibit B.

1.2.	Closing of Issue and Purchase.

The issuance and allotment of the Purchased Shares by the Company to the Investors and the purchase of the Purchased Shares by the Investor and the registration of the Purchased Shares in the name of the Investors in the shareholders register of the Company (the “Closing”) shall take place at a date as shall be designated by the Company, but not later than 21 days as of the date hereof (the “Closing Date”).

On or before the Closing Date, the Investor shall transfer its respective part of the Investment Amount (as set forth next to such Investor’s name in Exhibit A, to a bank account designated in writing by the Company. Payment shall be made in US$ only, and the Investor shall bear all wiring costs.

1.3.	Warrant

Subject to the terms and conditions of this Agreement, at the Closing, the Company shall grant each Investor a Warrant, exercisable during the Warrant Period (defined below) to purchase additional Preferred Al Shares for an aggregate investment amount (for all Investors) equal to 50% of the actual investment amount hereunder (the “Warrant” and “Warrant Shares” respectively) against payment by the Investors to the Company of a purchase price per share of US$4.41 (the “Warrant Share Price”), all under the terms and conditions set forth in the warrant agreement attached hereto as Exhibit C (the “Warrant Agreement”). For the purpose hereof, the “Warrant Period” shall mean a period commencing upon grant of the Warrant to the Investor and expiring upon the earlier of (l) the lapse of 48 months from the grant of the Warrant; (2) immediately prior to an M&A (as defined in the Warrant Agreement) and (3) immediately prior to an IPO (as defined in the Warrant Agreement), all under the terms and conditions set forth in the Warrant Agreement.

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2. DELIVERABLES AT & CONDITIONS TO CLOSING

2.1.	Deliveries and Transactions at the Closing.

At the Closing, the following transactions shall occur simultaneously (no transaction shall be deemed to have been completed or any document delivered until all such transactions have been completed and all such required documents delivered):

2.1.1.	Actions by the Company. The Company shall deliver to the Investor copies of:

2.1.1.1.	a resolution of the Company’s Board, in the form attached hereto as Schedule 2.1.1.1 by which, inter alia: (a) the execution, delivery and performance of this Agreement, the IRA (as defined below) and all documents and agreements ancillary to such agreements to which the Company is a party (collectively, the “Transaction Documents”) shall be approved; (b) the Purchased Shares shall be issued to the Investors (subject to their respective payment of the applicable Purchase Price);; and

2.1.1.2.	resolution of the Company’s shareholders in the form attached hereto as Schedule 2.1.1.2, by which, inter alia: (a) the Preferred Al Shares shall be created; (b) the Articles of Association of the Company shall be replaced with the Amended and Restated Articles of Association in the form attached hereto as Schedule 2.1.1.2(ii) (the “Amended Articles”); and (c) the execution, delivery and performance by the Company of the Transaction Documents, shall be approved; and

2.1.1.3.	Waiver by all Eligible Shareholders of preemptive rights to which they are entitled to with respect to all securities issued hereunder and, in the event such Eligible Shareholder exercised it’s preemptive rights under the Rights Notice sent by the Company on June 10, 2020 (the “Previous Rights Notice”), consent to the termination of such offer by the Company and the acceptance and exercise by such Eligible Shareholder under the Previous Rights Notice.

2.1.1.4.	Transfer of Funds. The Closing shall not occur until the Investors have paid all of the Investment Amount as set forth in Exhibit A attached hereto to the Company.

2.1.2.	Actions by the Investors. The Investors shall transfer the entire investment amount as set forth next to each Investor’s name in Exhibit A, within 21 from the date hereof.

2.1.3.	Actions by the Company and the Investors. the Company and the Investors shall execute, deliver and perform the Amended IRA attached hereto as Schedule 2.1.3 (the “IRA”).

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3.	MISCELLANEOUS. (i) Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Israel (without giving effect to any applicable conflict of laws provisions), and the Parties hereby consent and submit to the exclusive jurisdiction of the competent court of the State of Israel in Tel-Aviv-Jaffa, over all matters relating to this Agreement; (ii) Counterparts. This Agreement may be executed in two or more counterparts, which may be delivered by facsimile transmission or by e-mail, each of which shall be deemed an original and enforceable against the parties actually executing such counterpart, and all of which when taken together shall constitute one and same instrument; (iii) Entire Agreement. This Agreement shall constitute the full and entire agreement, covenants, promises and understandings between the Parties hereto with respect to the subject matter herein, and supersede any and all prior agreements, understandings, promises and representations made by all or some of the Parties, whether written or oral; (iv) Amendment & Waivers. Any term of this Agreement may be amended and the severance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) by the written consent of the Company and the Investor who placed the majority portion of the Investment Amount. Any amendment or waiver effectuated in accordance with this paragraph shall be binding upon the Parties hereto; (v) Notices. All notices and other communications made pursuant to this Agreement shall be in writing and shall be conclusively deemed to have been duly given: (a) on the next business day after delivery if hand delivered; (b) on the next business day, if delivered by registered mail; (c) on the date of transmission if delivered by facsimile or email, except if message of notification failure was received. Schedule A hereto provides the contact details of the parties hereto, unless notified otherwise; (vi) Further Actions. At any time and from time to time, each Party agrees, without further consideration, to take such actions and to execute and deliver such documents, as may be reasonably necessary to effectuate the purposes of this Agreement; (vii) Severability. In case any provision of the Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby; (viii) Assignments and Transfers. This Agreement and the rights and obligations of the Parties hereunder shall inure to the benefit of, and be binding upon, their respective successors, assigns and legal representatives, but shall not otherwise be for the benefit of any third party.

IN WITNESS WHEREOF, the Parties hereto have executed this Subscription Agreement on the date first above written.

[SIGNATURE PAGE TO FOLLOW]

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For the Investors:

TechCare Corp.

(ticker: TECR) (Delaware company file number: 4828771)

(in process of changing name to Citrine Global Corp.)

By Ian Ben Ishay and Ora Meir Soffer

Exhibit A

Investor	I.D/Company No.	Address	Investment Amount (US$)	Number of Preferred Al Shares
TechCare Corp.	4828771		450,000	185,185

WARRANT

Dated June 22 2020.

To purchase up to an aggregate of

51,020 Preferred Al Shares out of the issued and

outstanding share capital (subject to adjustment) of

Nanomedic Technologies Ltd., (“Nanomedic” or the “Company”)

at the Exercise Price as detailed below

This is to certify that, TechCare Corp. (the “Holder”) is entitled to purchase, during the Exercise Period (defined below), subject to the provisions of this Warrant, from the Company, up to an aggregate of 51,020 fully paid and non-assessable Preferred Al Shares (as defined below) of the Company at an exercise price per share equal to the Exercise Price as defined below; all subject to the terms and conditions set forth below.

For the purpose hereto “Preferred Al Shares” or “Warrant Shares” shall mean Preferred Al Shares of the Company.

“Exercise period” shall mean a period commencing on the date hereof (the “Grant Date”) and until the earlier of: (I) a period of Forty Eight (48) months from the date hereof; (II) immediately before the consummation of the closing of the Company’s offering of its shares to the public pursuant to a registration statement under relevant securities laws of the relevant jurisdiction; or (ID) (a) in the event of a consolidation, merger or reorganization of the Company with or into, or a sale of all or substantially all of the Company’s assets, or substantially all of the Company’s issued and outstanding shares, to any other Company, or any other entity or person; or (b) in the event that pursuant to a transaction or series of transactions a person or entity acquires fifty percent (50%) or more of the issued and outstanding shares of the Company .

“Exercise Price” shall mean, US$4.4 l per share.

1.	Exercise of Warrant

(a)	Exercise. Subject to the provisions hereof, this Warrant may be exercised in whole or in part.

(b)	This Warrant shall be exercised by presentation and surrender hereof to the Company at the principal office of the Company or at such other place as is designated in writing by the Company, accompanied by: (i) a written notice of exercise in the form attached hereto as Exhibit l(b); (ii) payment to the Company, for the account of the Company, in an amount equal to the Exercise Price multiplied by the number of Warrant Shares specified in such notice. The Exercise Price for the number of Warrant Shares specified in the notice shall be payable in immediately available good funds.

(c)	Issuance of the Warrant Shares. Within 7 business days following presentation and surrender of the notice of exercise accompanied by the payment of the applicable Exercise Price pursuant to Section 1(b), the Company shall issue promptly to the Holder the Warrant Shares to which the Holder is entitled. Upon receipt by the Company of the notice of exercise and the Exercise Price, the Holder shall be deemed to be the Holder of the shares issuable upon such exercise, notwithstanding that the share transfer books of the Company shall then be closed and that certificates representing such shares shall not then be actually delivered to the Holder.

2.	Exchange or Loss of Warrant. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant, and upon

3.	Adjustment. The number of Warrant Shares purchasable upon the exercise of this Warrant and the applicable Exercise Price shall be subject to adjustment from time to time or upon exercise, as provided in this Section 4:

(a)	Consolidation and Division. If the Company consolidates the type of securities constituting the Warrant Shares into shares of greater nominal value, or subdivides them into shares of lesser nominal value, the number of Warrant Shares to be allotted on exercise of this Warrant after such consolidation or subdivision will proportionately be reduced or increased, as the case may be, such increase or decrease, as the case may be, to become effective immediately after the opening of business on the day following the day upon which such subdivision or combination becomes effective, and in each case the Exercise Price shall be adjusted appropriately. In the event of fractional shares after calculation of such consolidation or division, the number of Warrant Shares to be issued shall be rounded to the nearest whole share.

(b)	Bonus Shares. In the event of a distribution of bonus shares prior to the end of the Option Period, this Warrant shall represent the right to acquire, in addition to the number of Warrant Shares indicated in the caption of this Warrant, and without payment of any additional consideration therefor, the amount of such bonus shares to which the Holder hereof would have been entitled had this Warrant been exercised prior to the distribution of the bonus shares.

(c)	Share Swap. Insofar as the Company is party to a share swap agreement or arrangement, such as a merger or reorganization (the “Share Swap”), in which an offer is made to the Company’s shareholders to swap their shares for, or otherwise the Company’s shareholders are entitled to receive in respect of their shares, securities of some other corporation, the Company shall require the other corporation to undertake to allot to the Holder, upon the exercise of this Warrant, such securities as were swapped for, or which the shareholders otherwise become entitled to receive in respect of the shares of the Company, as though the Holder had held the Warrant Shares on the record date of the Share Swap.

(d)	Reclassification. In the event the Warrant Shares shall be changed into the same or a different number of shares of any other class or classes, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), the number of Warrant Shares issuable upon exercise hereof shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted such that the Warrant shall be exercisable into the number of shares of such other class or classes of shares to which the Holder would have been entitled if he had held the Warrant Shares issuable upon exercise of this Warrant immediately prior to such event.

4.	Limitation on Transfer. This Warrant and the rights hereunder may not be assigned or transferred.

5.	Notice. Whenever the number of Warrant Shares for which this Warrant is exercisable is adjusted as provided in Section 4 hereof, the Company shall promptly compute such adjustment and mail to the Holder at the last address provided to the Company in writing, a certificate duly executed by Company’s Chief Executive Officer, setting forth the number of Warrant Shares for which this Warrant is exercisable and the Exercise Price as a result of such adjustment, a brief statement of the facts requiring such adjustment, the computation thereof and when such adjustment has or will become effective.

6.	Amendment. Any term of this Warrant may be amended only with the written consent of the Company and the Holder.

7.	Governing Law. This Warrant shall be governed by, and interpreted in accordance with, the laws of the State of Israel, without giving effect to the rules respecting conflict of law, and the parties hereto irrevocably submit to the exclusive jurisdiction of the courts located in Tel Aviv-Jaffa in respect of any dispute or matter arising out of or connected with this Warrant.

8.	Fractional shares. No fractional shares shall be issued upon exercise of the Warrant and the number of Warrant Shares to be issued shall be rounded to the nearest whole share.

9.	Notice. All notices and other communications made pursuant to this Warrant shall be in writing to the addresses set forth below (as may be amended by written notice to the other party), and shall be conclusively deemed to have been duly given: (i) in the case of hand delivery to the address shown below, on the next business day after delivery; (ii) in the case of delivery by an internationally recognized overnight courier to the address set forth below, freight prepaid, on the next business day after delivery; or (iii) in the case of a notice sent by facsimile transmission to the number, and addressed as, set forth below, on the next business day after delivery, if facsimile transmission is confirmed.

Contact details:

If to the Company:	Nanomedic Technologies Ltd.

(Attn: Dr. Chen Barak, CEO)
2 Yodfat St., Global Park, Lod, Israel.

With a copy to:
Adv. Ran Dimant
Katzenell Dimant, Law Office
89 Medinat Ha-Yehudim St., P.O.B 4026, Herzelia Pituach, 46140, Israel, Fax: +972-(0)9-9518666

If to the Holder:	to the address set forth hereinabove.

IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its duly authorized officer effective as of the above written date

Exhibit l(b) NOTICE

OF EXERCISE

TO: NANOMEDIC TECHNOLOGIES LTD.

(1) The undersigned hereby elects to purchase _ _ _ _ _ _ _ _Preferred Al Shares (the “Exercised Shares”) of NANOMEDIC TECHNOLOGIES LTD. (the “Company”), pursuant to the terms of the attached Warrant, and tenders herewith payment of the exercise price in full, together with all applicable transfer taxes, if any.

(2) Please issue a certificate or certificates representing said Exercised Shares in the name of the undersigned or in such other name as is specified below:

(Name)

(Address)

Name: - - - - - - - - -

Date:- - - - - - - - - -

AMENDED INVESTORS’ RIGHTS AGREEMENT

THIS INVESTORS’ RIGHTS AGREEMENT (this “Agreement”) is made as of June 22 , 2020, by and among Nanomedic Technologies Ltd., an Israeli company (the “Company”) and the parties identified in Exhibit A attached hereto (the “Investors”).

WITNES SETH:

WHEREAS, the Company and certain of the Investors entered into a Series A Preferred Share Purchase Agreement , pursuant to which such Investors have purchased Series A Preferred Shares of the Company and simultaneously executed an Investors Rights Agreement (the “Previous IRA”); and

WHEREAS, the Company and certain of the Investors entered into a Series A1 Preferred Share Subscription Agreement (the “Subscription Agreement”) of even date herewith, pursuant to which such Investors have purchased Series Al Preferred Shares of the Company.

WHEREAS, the parties hereto agree to set forth certain matters regarding the ownership of the shares of the Company and to terminate and replace the Previous IRA;

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties, intending to be legally bound, hereby agree as follows:

1.	Affirmative Covenants.

1.1 Delivery of Financial Statements. The Company shall deliver to OurCrowd (Investment in NanoMedic) L.P. (“OurCrowd”):

1.1.1. As soon as practicable, but in any event within one hundred twenty (120) days after the end of each fiscal year of the Company, a consolidated balance sheet of the Company as of the end of such year, and statements of income and statements of cash flow of the Company for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, and prepared in English in accordance with International Financing Reporting Procedures (“IFRS”) or U.S. generally accepted accounting principles (“GAAP”); and

1.1.2. As soon as practicable, but in any event within sixty (60) days after the end of each of the first three quarters of each fiscal year of the Company, an unaudited consolidated balance sheet of the Company as at the end of each such period and unaudited consolidated statements of (i) income and (ii) cash flow of the Company for such period and, in the case of the first, second and third quarterly periods, for the period from the beginning of the current fiscal year to the end of such quarterly period, setting forth in each case in comparative form the figures for the corresponding period of the previous fiscal year, all in reasonable detail, United States dollar-denominated and certified, by the chief financial officer (or if none, by the chief executive officer) of the Company (on behalf of the Company and not in a personal capacity), that such financial statements were prepared in accordance with GAAP or IFRS applied on a basis consistent with that of preceding periods and, except as otherwise stated therein, fairly present the financial position of the Company as of their date subject to (x) there being no footnotes contained therein, and (y) changes resulting from year-end audit adjustments;

1.2 OurCrowd Reports. In addition to the above, the Company shall deliver to OurCrowd:

1.2.1. As soon as practicable, but in any event within 15 days after the end of each quarter financial performance estimates pursuant to a quarterly report form attached as Schedule B hereto; and

1.3 Audit. In the event that the Company fails to comply with these information rights within the time frame set forth above, OurCrowd may at its sole option engage a third party (such as an accountant) reasonably acceptable to the Company to gather such information at the Company’s sole expense.

1.4 Additional Information. The Company will permit the authorized representatives of OurCrowd full and free access, at all reasonable times, and upon reasonable written prior notice not less than 10 calendar days and during normal business hours, to any of the properties of the Company, including its books and records, and to discuss its affairs, finances and accounts with the Company’s officers and auditor, for any purpose whatsoever; provided. however , that the Company shall not be obligated under this Section 1.4 to provide information (i) that the Company reasonably determines in good faith to be a trade secret or confidential information (unless covered by an enforceable confidentiality agreement, in a form reasonably acceptable to the Company); or (ii) the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel.

1.5 Annual Plan. The management of the Company shall establish annually a business plan and budget for the Company (the “Annual Plan”), in consultation with the Board of Directors of the Company (the “Board”). The Annual Plan for the following year shall be submitted to the Board for its approval (in accordance with the Articles of Association) and shall be delivered to OurCrowd at least thirty (30) days prior to the first day of the year covered by such Annual Plan.

1.6 Accounting. The Company will maintain and cause each of its Subsidiaries (as defined below) to maintain a system of accounting established and administered in accordance with GAAP or IFRS consistently applied, and will set aside on its books and cause each of its operating Subsidiaries to set aside on its books all such proper reserves as shall be required by GAAP or IFRS. For purposes of this Section 1.6 “Subsidiary” means any corporation or entity at least a majority of whose voting securities are at the time owned by the Company, or by one or more Subsidiaries, or by the Company and one or more Subsidiaries.

1.7 Proprietary Information and Non-Competition Agreements. The Company will not employ, or continue to employ, any person who will have access to confidential information with respect to the Company and its operations unless such person has executed and delivered a Proprietary Information and Non-Competition Agreement in accordance with the policy adopted by the Board.

1.8 Confidentiality. OurCrowd agrees that any information obtained pursuant to Sections 1.1- 1.5 will not be disclosed or used for any purposes (other than to monitor its investment in the Company in accordance with the terms hereof), including notice of the Company’s intention to file a registration statement without the prior written consent of the Company.

1.9 Termination of Financial Information Rights. The Company’ s obligation to deliver the financial statements and other information under Sections 1.1 - 1.5 shall terminate and shall be of no further force or effect during the period starting with sixty (60) days prior to the Company’s good faith estimate of the date of filing of a registration statement under the United States Securities Act of 1933, as amended (the “Securities Act”), or similar securities laws of another jurisdiction if the Company reasonably concludes it must do so to comply with the rules and regulations applicable to such registration statement and related offering; provided that the Company’s covenants under this Subsection 3.1 shall be reinstated at such time as the Company is no longer actively employing its commercially reasonable efforts to cause such registration statement to become effective. The information covenants above in Section 1.1 - 1.5 shall terminate and be of no further effect whatsoever upon the earlier of (i) immediately before the consummation of an IPO (as defined in Section 2.1.7), (ii) when the Company becomes subject to the reporting requirements of Section 12(g) or 15(d) of The Securities and Exchange Act of 1934, as amended (the “Exchange Act”) or (iii) Deemed Liquidation Event (as defined in the Articles of Association of the Company.)

2. Registration.

The following provisions govern the registration of the Company’s securities:

2.1 Definitions. As used herein, the following terms have the following meanings:

2.1.1. “Holder” means any Investor holding the Company’s outstanding Registrable Securities (as defined below) or shares convertible into Registrable Securities who is a party to this Agreement.

2.1.2. “Form F-3” means Form F-3 under the Securities Act, as in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the Securities and Exchange Commission (“SEC”) which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

2.1.3. “Initiating Holders” means Holders holding a majority of the Registrable Securities, assuming for purposes of such determination the conversion of all shares convertible into Registrable Securities.

2.1.4. “Preferred Shares” means Series A Preferred Shares and Series Al Preferred Shares of the Company.

2.1.5. “Register”, “registered” and “registration” refer to a registration effected by filing a registration statement in compliance with the Securities Act and the declaration or ordering by the SEC of effectiveness of such registration statement, or the equivalent actions under the laws of another jurisdiction.

2.1.6. “Rights Holder” each shareholder of the Company holding at least 3% of the Company’s fully diluted share capital on an as-converted basis.

2.1.7. “Registrable Securities” means Ordinary Shares issuable or issued by the Company upon conversion of the Preferred Shares, Ordinary Shares issued by the Company in respect of such shares and all Ordinary Shares that the Rights Holders may hereafter purchase pursuant to their rights of first offer, rights of first refusal (as provided in the Company’s Articles of Association) or Ordinary Shares issued upon conversion or exercise of other securities so purchased by the Rights Holders; provided, however, that any share capital which could be distributed by the holder thereof (in accordance with applicable law) within ninety (90) days pursuant to Rule 144 promulgated under the Securities Act without the registration of such share capital shall not be deemed to be Registrable Securities.

2.1.8. “IPO” means the closing of the Company’s initial firm underwritten public offering of its Ordinary Shares pursuant to an effective registration statement under the Securities Act, or similar securities law of another jurisdiction.

2.2 Incidental (“Piggy Back”) Registration. If the Company at any time, beginning six (6) months after the IPO and until the fifth anniversary thereof, proposes to register any of its securities for its own account, other than in a demand registration under Section 2.3 or Section 2.4 of this Agreement or other than a registration relating to employee plans or registration relating to corporate reorganization, or other transactions on Forms F-4 or any successor form, or a registration on any registration form that does not permit secondary· sales or does not include substantially the same information statement covering the sale of the Registrable Securities, it shall give notice to the Holders of such intention. Upon the written request of any Holder given within twenty (20) days after receipt of any such notice, the Company shall include in such registration all of the Registrable Securities indicated in such request, so as to permit the disposition of the shares so registered. Notwithstanding any other provision of this Section 2.2, if the managing underwriter advises the Company in writing that marketing factors require a limitation of the number of shares to be underwritten, then there shall be excluded from such registration and underwriting, to the extent necessary to satisfy such limitation, first shares held by shareholders other than the Holders, then and only to the extent necessary, shares held by the Holders (pro rata to the respective number of Registrable Securities required by such Holders to be included in the registration). The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.2 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration, subject to the provisions of Section 2.6 below.

2.3 Demand Registration. At any time beginning six (6) months following the closing of an IPO and until the fifth anniversary thereof, the Initiating Holders may request in writing that all or part of the Registrable Securities shall be registered for trading on any securities exchange or under any market system as to which any of the Company’s Ordinary Shares are then admitted for trading. Any such demand must request the registration of shares in a reasonably estimated minimum amount of five million United States dollars ($5,000,000). Within twenty (20) days after receipt of any such request, the Company shall give written notice of such request to the other Holders, and shall include in such registration all Registrable Securities and Company’s shares held by all such Holders who wish to participate in such demand registration and provide the Company with written requests for inclusion therein within twenty (20) days after the receipt of the Company’s notice. Thereupon, the Company shall use reasonable commercial efforts to effect the registration of all Registrable Securities as to which it has received requests for registration for trading on the securities exchange specified in the request for registration. Notwithstanding any other provision of this Section 2.3, if the managing underwriter advises the Holders in writing that marketing factors require a limitation of the number of shares to be underwritten, then there shall be excluded from such registration and underwriting, to the extent necessary to satisfy such limitation, first shares held by shareholders other than the Holders, then and only to the extent necessary, shares held by the Holders (pro rata to the respective number of Registrable Securities then held by the Holders participating in such Registration). The Company may not cause any other registration of securities for sale for its own account (other than a registration effected solely to implement an employee benefit plan) to be initiated after a registration requested pursuant to this Section 2.3 and to become effective less than one hundred twenty (120) days after the effective date of any registration requested pursuant to Section 2.3. The Company shall not be required to effect registration under this Section 2.3: (i) after the Company has effected two (2) registrations under this Section 2.3; (ii) within a period of one hundred and eighty (180) days following the effective date of a previous registration; (iii) in any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration; (iv) during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred eighty (180) days following the effective date of, a Company-initiated registration, provided that the Company is actively employing in good faith all commercially reasonable efforts to cause such registration statement to become effective; or (v) if the Initiating Holders propose to dispose of Registrable Securities that may be registered on Form F-3 pursuant to Section 2.4 hereof; or (vi) if the Company shall furnish to the Holders a certificate signed by the Chief Executive Officer of the Company stating that in the good faith judgment of the Board it would be seriously detrimental to the Company or its shareholders for a registration under this Section 2.3 to be effected at such time, the Company shall have the right to defer such registration for a period of not more than one hundred and twenty (120) days after receipt of the request of the Initiating Holders under this Section 2.3.

2.4 Form F-3 (“Shelf’’) Registration. At any time beginning six (6) months following the closing of an IPO and until the fifth anniversary thereof, in case the Company shall receive from any Holder or Holders a written request or requests that the Company effect a registration on Form F-3, and any related qualification or compliance, with respect to Registrable Securities where the aggregate net proceeds from the sale of such Registrable Securities equal to not less than one million United States dollars ($1,000,000), the Company will within twenty (20) days after receipt of any such request give written notice of the proposed registration, and any related qualification or compliance, to all other Holders, and include in such registration all Registrable Securities held by all such Holders who wish to participate in such registration and provide the Company with written requests for inclusion therein within twenty (20) days after the receipt of the Company’s notice. Thereupon, the Company shall make reasonable commercial efforts to effect such registration and all such qualifications and compliances as may be reasonably so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder’s or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within twenty (20) days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this Section 2.4, (i) if Form F-3 is not available for such offering by the Holders; (ii) if the Company shall furnish to the Holders a certificate signed by the Chief Executive Officer of the Company stating that in the good faith judgment of the Board it would be seriously detrimental to the Company or its shareholders for such Form F-3 registration statement to be effected at such time, in which event the Company shall have the right to defer the filing of the Form F-3 registration statement for a period of not more than one hundred ninety (120) days after receipt of the request of the Holder or Holders under this Section 2.4; (iii) if the Company has, within the twelve (12) month period preceding the date of such request, already effected a registration on Form F-3 for the Holders pursuant to this Section 2.4; (iv) during the period starting with the date sixty (60) days prior to the Company’s estimated date of filing of, and ending on the date six (6) months immediately following the effective date of, any registration statement pertaining to securities of the Company (other than a registration of securities in a Rule 145 transaction or with respect to an employee benefit plan), provided that the Company is actively employing in good faith reasonable efforts to cause such registration statement to become effective and that the Company’s estimate of the date of filing such registration statement is made in good faith; or (v) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

2.5 Designation of Underwriter. (a) In the case of any registration effected pursuant to Section 2.3 or 2.4, the Holders that submitted the request for registration shall have the right to designate the managing underwriter(s) in any underwritten offering, subject to the Company’s approval, which shall not be unreasonably withheld; and (b) in the case of any registration initiated by the Company, the Company shall have the right to designate the managing underwriter in any underwritten offering.

2.6 Expenses. All expenses (other than underwriters discounts and commissions), including the reasonable fees and expenses of one counsel for the Initiating Holders incurred in connection with any registration under Section 2.2, Section 2.3 or Section 2.4 shall be borne by the Company; provided, however, that each of the Holders participating in such registration shall pay its pro rata portion of discounts or commissions payable to any underwriter. Notwithstanding the foregoing, the Company shall not be required to pay for any expenses of any registration proceedings commenced pursuant to Section 2.3 or Section 2.4, if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all participating Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be registered in the withdrawn registration) and provided, however, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition or business of the Company not known to the Holders or the director appointed by them at the time of their request for such registration and have withdrawn their request for registration with reasonable promptness after learning of such material adverse change, then the Holders shall not be required to pay any of such expenses and shall retain their rights pursuant to this Section 2.6.

2.7 Indemnities. In the event of any registered offering of Registrable Securities pursuant to this Section 2:

2.7.1. The Company will indemnify and hold harmless, to the fullest extent permitted by law, any Holder whose Registrable Securities or shares are included in the registration, and any underwriter for such Holder, and each person, if any, who controls the Holder or such underwriter, from and against any and all losses, damages, claims, liabilities, joint or several, costs and expenses (including any amounts paid in any settlement effected with the Company’ s consent) to which the Holder or any such underwriter or controlling person may become subject under applicable law or otherwise, insofar as such losses, damages, claims, liabilities (or actions or proceedings in respect thereof), costs or expenses arise out of or are based upon (i) any untrue statement or alleged untrue statement of any material fact contained in the registration statement or included in the prospectus, as amended or supplemented, or (ii) the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they are made, not misleading, and the Company will reimburse the Holder, such underwriter and each such controlling person of the Holder or the underwriter, promptly upon written demand, for any reasonable legal or any other expenses incurred by them in connection with investigating, preparing to defend or defending against or appearing as a third-party witness in connection with such loss, claim, damage, liability, action or proceeding; provided, however, that the Company will not be liable to any Holder, underwriter or controlling person in any such case to the extent that any such loss, damage, liability, cost or expense arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished in writing by such Holder, such underwriter or such controlling persons claiming for indemnification in writing specifically for inclusion therein; provided, further, that this indemnity shall not be deemed to relieve any underwriter of any of its due diligence obligation; provided, further, that the indemnity agreement contained in this subsection 2.7.I shall not apply to amounts paid in settlement of any such claim, loss, damage, liability or action if such settlement is effected without the written consent of the Company, which consent shall not be unreasonably withheld. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the selling shareholder, the underwriter or any controlling person of the selling shareholder or the underwriter, and regardless of any sale in connection with such offering by the selling shareholder. Such indemnity shall survive the transfer of securities by a selling shareholder.

2.7.2. Each Holder participating in a registration hereunder will furnish to the Company in writing any information regarding such Holder and his or her intended method of distribution of Registrable Securities or shares as the Company may reasonably request and will indemnify and hold harmless the Company, each of its directors, officers, any underwriter for the Company, any other person participating in the distribution and each person, if any, who controls the Company, such underwriter, or such other person from and against any and all losses, damages, claims, liabilities, costs or expenses (including any amounts paid in any settlement effected with the selling shareholder’s consent) to which the Company or any such controlling person and/or any such underwriter may become subject under applicable law or otherwise, insofar as such losses, damages, claims, liabilities (or actions or proceedings in respect thereof), costs or expenses arise out of or are based on (i) any untrue or alleged untrue statement of any material fact contained in the registration statement or included in the prospectus, as amended or supplemented, or (ii) the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading, but, in each case, only to the extent of such information relating to such Holder and provided in writing by such Holder, and each such Holder will reimburse the Company each of its directors, officers, any underwriter, any other person participating in the distribution and each such controlling person of the Company, any underwriter or other person, promptly upon demand, for any reasonable legal or other expenses incurred by them in connection with investigating, preparing to defend or defending against or appearing as a third-party witness in connection with such loss, claim, damage, liability, action or proceeding; in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was so made in strict conformity with written information furnished by such Holder specifically for inclusion therein. The foregoing indemnity agreement shall be individual and several by each Holder; provided, further, that this indemnity shall not be deemed to relieve any underwriter of any of its due diligence obligations: provided, further, that the indemnity agreement contained in this subsection 2.7.2 shall not apply to amounts paid in settlement of any such claim, loss, damage, liability or action if such settlement is effected without the consent of the Holders, as the case may be, which consent shall not be unreasonably withheld. In no event shall the liability of a Holder exceed the net proceeds from the offering received by such Holder.

2.7.3. Promptly after receipt by an indemnified party pursuant to the provisions of Sections 2.7.1 or 2.7.2 of notice of the commencement of any action involving the subject matter of the foregoing indemnity provisions, such indemnified party will, if a claim thereof is to be made against the indemnifying party pursuant to the provisions of said Section 2.7.1 or 2.7.2, promptly notify the indemnifying party of the commencement thereof; but the omission to notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party hereunder unless the failure to give such notice is materially prejudicial to an indemnifying party’s ability to defend such action. In case such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party shall have the right to participate in, and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof with counsel reasonably satisfactory to such indemnified party; provided, however, that if the defendants in any action include both the indemnified party and the indemnifying party and the indemnified party reasonably believes that there is a conflict of interests which would prevent counsel for the indemnifying party from also representing the indemnified party, the indemnified party or parties shall have the right to select one separate counsel to participate in the defense of such action on behalf of such indemnified party or parties. After notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party pursuant to the provisions of said Sections 2.7.1 or 2.7.2 for any legal or other expense subsequently incurred by such indemnified party in connection with the defense thereof, unless (i) the indemnified party shall have employed counsel in accordance with the provision of the preceding sentence, (ii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after the notice of the commencement of the action and within 15 days after written notice of the indemnified party’s intention to employ separate counsel pursuant to the previous sentence, or (iii) the indemnifying party has authorized the employment of counsel for the indemnified party at the expense of the indemnifying party. No indemnifying party will consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation. The failure to give notice to the indemnifying party within a reasonable time of the commencement of any action of which the indemnified party is aware shall relieve the indemnifying party of any liability to the indemnified party under Section 2.7.1 and 2.7.2 to the extent that such failure materially prejudices the indemnifying party’ s ability to adequately defend such action,

2.7.4. If recovery is not available under the foregoing indemnification provisions, for any reason other than as specified therein, the parties entitled to indemnification by the terms thereof shall be entitled to contribution to liabilities and expenses as more fully set forth in an underwriting agreement to be executed in connection with such registration. In determining the amount of contribution to which the respective parties are entitled, there shall be considered the parties’ relative knowledge and access to information concerning the matter with respect to which the claim was asserted, the opportunity to correct and prevent any statement or omission, and any other equitable considerations appropriate under the circumstances. In no event shall the liability of a Holder exceed the net proceeds from the offering received by such Holder.

2.7.5. The rights and obligations of the Company and the Holder under this Section 2.7 shall survive completion of the applicable registration.

2.8 Obligations of the Company. Whenever required under this Section 2 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as possible:

2.8.1. prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its reasonable commercial efforts to cause such registration statement to become effective, and, upon the request of the holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to nine (9) months or, if sooner, until the distribution contemplated in the Registration Statement has been completed.

2.8.2. prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by such registration statement.

2.8.3. furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

2.8.4. in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

2.8.5. notify each holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Act of the happening of any event that comes to its knowledge, as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

2.8.6. cause all Registrable Securities registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed;

2.8.7. provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

2.8.8. furnish, to the extent permitted under SEC rules and regulations, at the request of any Holder requesting registration of Registrable Securities pursuant to this Section 2 at such Holder’s expense, on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to this Section 2, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities and (ii) a letter dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities.

2.9 Information by Holder; No Delay. Each selling Holder shall furnish to the Company such information regarding such Holder, the Registrable Securities held by them and the intended method of disposition of such securities and any other relevant information as the Company may reasonably request in writing to timely effect the registration of their Registrable Securities. If any Holder does not provide any reasonably requested information promptly but no later than within ten (10) days of the request, the Company is authorized to not register such Holder’s securities without penalty. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

2.10 Assignment of Registration Rights. Any of the Holders may assign its rights to cause the Company to register Shares pursuant to this Section 2 to a transferee of all or any part of its Registrable Securities, provided that such transfer or assignment is made pursuant to the provisions of the Articles of Association of the Company and that the Company is given prior written notice of such assignment, stating the name and address of such transferee and the securities with respect to which such registration rights are being assigned, and the transferee’s written agreement to be bound by this Section 2. Notwithstanding the foregoing, no assignment shall be made to a competitor or a potential competitor of the Company, as such determination is made by the Company in the exercise of its reasonable discretion.

2.11 Lock-Up. Each holder will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the IPO and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (180) days) (i) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Registrable Securities, or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Registrable Securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Registrable Securities or such other securities, in cash or otherwise; provided that such obligation shall only apply where the officers, directors of the Company and other shareholders who hold at least one percent (1%) of the issued and outstanding capital are similarly bound and any release from such “lock-up” will be on a pro rata basis among all shareholders of the Company. The underwriters in connection with the registration statement so filed are intended third party beneficiaries of this Section 2.11 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto.

2.12 Public Information. At any time and from time to time after the earlier of the close of business on such date as (a) a registration statement filed by the Company under the Securities Act becomes effective, (b) the Company registers a class of securities under Section 12 of the United States Securities Exchange Act of 1934, as amended, or any federal statute or code which is a successor thereto, or (c) the Company issues an offering circular meeting the requirements of Regulation A under the Securities Act, the Company shall undertake to make publicly available pursuant to Rule 144, such information as is necessary to enable the Rights Holder to make sales of Registrable Securities pursuant to that Rule. The Company shall comply with the then current public information requirements of Rule 144 and shall furnish thereafter to the Rights Holder, upon request, a written statement executed by the Company as to the steps it has taken to so comply.

2.13 Termination of Registration Rights. Notwithstanding anything to the contrary herein, the Company’s obligations under this Section 2 shall terminate and shall be of no further force or effect upon the earlier of (i) the fifth anniversary of the consummation of the IPO, or (ii) upon a Deemed Liquidation Event (iii) when the Registrable Securities are distributable within ninety (90) days pursuant to Rule 144 promulgated under the Securities Act.

2.14 Legends. All certificates representing any shares of the Company shall have endorsed thereon a legend to substantially the following effect:

“THE SALE OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE OR ANY ORDINARY SHARES INTO WHICH SUCH SECURITES ARE CONVERTIBLE IS SUBJECT TO THE TERMS AND CONDITIONS OF THE COMPANY’S ARTICLES OF ASSOCIATION, AS AMENDED FROM TIME TO TIME AND ANY AGREEMENT BY AND AMONG THE HOLDER HEREOF AND THE COMPANY. A COPY OF SUCH AGREEMENTS IS ON FILE AT THE COMPANY’S PRINCIPAL PLACE OF BUSINESS.”

3. Miscellaneous.

3.1 Further Assurances. Each of the parties hereto shall perform such further acts and execute such further documents as may reasonably be necessary to carry out and give full effect to the provisions of this Agreement and the intentions of the parties as reflected thereby.

3.2 Governing Law. This Agreement shall be governed by and construed according to the laws of the State of Israel, without regard to the conflict of laws provisions thereof. Any dispute arising under or in relation to this Agreement shall be exclusively resolved in the competent court for Tel Aviv-Jaffa district, and each of the parties hereby submits irrevocably to the jurisdiction of such court.

3.3 Successors and Assigns; Assignment. Except as otherwise expressly limited herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto and shall inure to the benefit of and be enforceable by each person that is a Permitted Transferee (as such term is defined in the Articles of Association of the Company) of Preferred Shares of the Rights Holders and who is holder of the Preferred Shares from time to time. Subject to this Section 3.3 below, none of the rights, privileges, or obligations set forth in, arising under, or created by this Agreement may be assigned or transferred without the prior consent in writing of each party to this Agreement, with the exception of (a) assignments and transfers from the Rights Holders to any Permitted Transferees (as such term is defined in the Articles of Association of the Company (and back) one or more times, and (b) transfers of all or part of the Registrable Securities held by any Holder to a transferee pursuant to Section 2.10. In the case that a Rights Holders transfers its rights, privileges, or obligations to any Permitted Transferee and such Permitted Transferee ceases to be a Permitted Transferee, the Permitted Transferee must transfer its rights, privileges, or obligations back to such Rights Holders or to any other Permitted Transferee prior to such event.

3.4 Entire Agreement; Amendment and Waiver. This Agreement and the Schedules hereto constitute the full and entire understanding and agreement between the parties with regard to the subject matters hereof and thereof and supersede all prior agreements, understandings, promises, representations and warranties made by all or any of the parties hereto with respect to such subject matters and amends and restates in its entirety the Prior Agreement. The Previous IRA is hereby terminated. Any term of this Agreement may be amended and the observance of any term hereof may be waived (either prospectively or retroactively and either generally or in a particular instance) with the written consent of the Company and Rights Holders holding a majority of the Preferred Shares who are a party hereto. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each party hereto.

3.5 Notices, etc. All notices and other communications required or permitted hereunder to be given to a party to this Agreement shall be in writing and shall be sent by email, facsimile or mailed by registered, electronic or certified mail, postage prepaid, or otherwise delivered by hand or by messenger, addressed to such party’s address as set forth below or at such other address as the party shall have furnished to each other party in writing in accordance with this provision:

If to the Company:

with a copy to:

If to the Rights Holders to the addresses appearing in Schedule A or such other address with respect to a party as such party shall notify each other party in writing as above provided. Any notice sent in accordance with this Section 3.5 shall be effective (i) if mailed, five (5) business days after mailing, (ii) if sent by messenger, upon delivery, and (iii) if sent via email or facsimile, upon transmission and electronic confirmation of receipt or, if transmitted and received on a non-business day, on the first business day following transmission and electronic confirmation of receipt (provided, however, that any notice of change of address shall only be valid upon receipt).

3.6 Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party upon any breach or default under this Agreement, shall be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent, or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any of the parties, shall be cumulative and not alternative.

3.7 Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable under applicable law, then such provision shall be excluded from this Agreement and the remainder of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms; provided, however, that in such event this Agreement shall be interpreted so as to give effect, to the greatest extent consistent with and permitted by applicable law, to the meaning and intention of the excluded provision as determined by such court of competent jurisdiction.

3.8 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and enforceable against the parties actually executing such counterpart, and all of which together shall constitute one and the same instrument.

3.9 Aggregation of Shares. All Preferred Shares held or acquired by persons or entities that are Permitted Transferees (as such term is defined in the Company’s Articles of Association) of each other shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

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[Signatures page to Investors’ Rights Agreement]

IN WITNESS WHEREOF the parties have signed this Investors’ Rights Agreement as of the date first hereinabove set forth.

THE COMPANY:

EXHIBIT A

Rights Holders

Name	Address	Signature
Nicast Ltd.

Om-Maya Ltd.

TechCare Corp. (ticker: TECR) (in process of changing name to Citrine Global Corp.)		Ilan Ben Ishay Ora Meir Soffer-

Itzik Samish

Avi Avni

Yossi Petrover

Bangkok Bank Public Company Limited

Jarrod p Kaufman

Haya L Kaufman

OurCrowd (Investment in Nanomedic) L.P.

OurCrowd 50 II L.P.

OurCrowd International Investment ill L.P.

OurCrowd Squared II, L.P.

SCHEDULE B

Financial Performance Estimates